EXHIBIT 3.2

AMENDMENT TO ARTICLES OF INCORPORATION

Article I (Name of Corporation) of the Articles of Incorporation of Medi-Hut Co., Inc. was amended on January 4, 2007, to read in its entirety as follows:

“The name of the Corporation is Scivanta Medical Corporation.”